Exhibit 5.4
Young Conaway Stargatt & Taylor, llp

Ben T. Castle	Janet Z. Charlton	The Brandywine Building	Joseph M. Barry	Matthew B. Lunn
Sheldon N. Sandler	Robert S. Brady	1000 West Street, 17th Floor	Sean M. Beach	Joseph A. Malfitano
Richard A. Levine	Joel A. Waite	Wilmington, Delaware 19801	Sanjay Bhatnagar	Adria B. Martinelli
Richard A. Zappa	Brent C. Shaffer		Donald J. Bowman, Jr.	Michael W. Mcdermott
Frederick W. Iobst	Daniel P. Johnson	P.O. Box 391	Jeffrey T. Castellano	Tammy L. Mercer
Richard H. Morse	Craig D. Grear	Wilmington, Delaware 19899-0391	Kara Hammond Coyle	Maribeth L. Minella
David C. Mcbride	Timothy Jay Houseal		Kristen Salvatore Depalma	Edmon L. Morton
Joseph M. Nicholson	Martin S. Lessner	(302) 571-6600	Margaret M. Dibianca	D. Fon Muttamara-walker
Craig A. Karsnitz	Pauline K. Morgan	(800) 253-2234 (De Only)	Mary F. Dugan	Jennifer R. Noel
Barry M. Willoughby	C. Barr Flinn	Fax: (302) 571-1253	Erin Edwards	Adam W. Poff
Josy W. Ingersoll	Natalie Wolf		Kenneth J. Enos	Seth J. Reidenberg
Anthony G. Flynn	Lisa B. Goodman	110 West Pine Street	Ian S. Fredericks	Sara Beth A. Reyburn
Jerome K. Grossman	John W. Shaw	P.O. Box 594	James J. Gallagher	Cheryl A. Santaniello
Eugene A. Diprinzio	James P. Hughes, Jr.	Georgetown, Delaware 19947	Sean T. Greecher	(NJ & PA Only)
James L. Patton, Jr.	Edwin J. Harron	(302) 856-3571	Stephanie L. Hansen	Michele Sherretta
Robert L. Thomas	Michael R. Nestor	(800) 255-2234 (De Only)	Dawn M. Jones	Monte T. Squire
William D. Johnston	Maureen D. Luke	Fax: (302) 856-9338	Karen E. Keller	Michael P. Stafford
Timothy J. Snyder	Rolin P. Bissell		Jennifer M. Kinkus	Chad S.c. Stover
Bruce L. Silverstein	Scott A. Holt	www.youngconaway.com	Edward J. Kosmowski	John E. Tracey
William W. Bowser	John T. Dorsey		John C. Kuffel	Travis N. Turner
Larry J. Tarabicos	M. Blake Cleary		Karen Lantz	Margaret B. Whiteman
Richard A. Diliberto, Jr.	Christian Douglas Wright		Timothy E. Lengkeek	Sharon M. Zieg
Melanie K. Sharp	Danielle Gibbs		Andrew A. Lundgren
Cassandra F. Roberts	John J. Paschetto
Richard J.a. Popper	Norman M. Powell		Special Counsel	Senior Counsel
Teresa A. Cheek	Elena C. Norman		John D. Mclaughlin, Jr.	Curtis J. Crowther
Neilli Mullen Walsh			Karen L. Pascale
			Patricia A. Widdoss	Of Counsel
Bruce M. Stargatt
Stuart B. Young
Edward B. Maxwell, 2nd
June 7, 2007
To The Addressees Listed On
Schedule A Attached Hereto

Re:	Discover Card Master Trust I, Series 2007-CC
Opinion of Delaware Counsel to Discover Bank
Regarding Perfection and Priority of Security Interests
Ladies and Gentlemen:
          We have acted as Delaware counsel to Discover Bank, a Delaware banking corporation (“Discover Bank”) in connection with the transactions contemplated by the Amended and Restated Pooling and Servicing Agreement, dated as of November 3, 2004, as amended on January 4, 2006, March 30, 2006, and ___, ___(as so amended, the “Pooling and Servicing Agreement”), between Discover Bank, as Master Servicer, Servicer and Seller, and U.S. Bank National Association, as trustee (the “Master Trust Trustee”) of the trust created thereby (the “Master Trust”). Discover Bank has sold or otherwise conveyed certain Discover Card receivables, and the proceeds thereof, to the Master Trust. Pursuant to the Series 2007-CC Supplement to the Pooling and Servicing Agreement, dated as of the date hereof (the “Series Supplement”), between Discover Bank and the Master Trust Trustee, the Master Trust will issue to Discover Bank the Discover Card Master Trust I, Series 2007-CC Collateral Certificate (the “Collateral Certificate”), representing an undivided beneficial interest in the Master Trust. The transactions contemplated by the Pooling and Servicing Agreement and the Series Supplement are described in that certain certificate of a senior officer of Discover Bank dated the date hereof.
          All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Pooling and Servicing Agreement or the Series Supplement, as the case may be. As used herein “Lien”, in addition to the meaning ascribed to

Young Conaway Stargatt & Taylor, llp
To The Addressees Listed On
Schedule A Attached Hereto
[date]

such term in the Pooling and Servicing Agreement, means statutory and other non-consensual liens. As used herein, “Receivables” includes only those Receivables relating to Accounts listed on Schedule 1 to the Pooling and Servicing Agreement and does not include any Receivables relating to Additional Accounts (if such accounts have not been designated to the Master Trust as of the date hereof), Surviving Accounts, or the proceeds thereof. As used herein, “UCC” means the Uniform Commercial Code as now in effect in the State of Delaware.
          We have reviewed copies of the following documents and any exhibits thereto (the “Relevant Documents”) for purposes of this opinion letter:
          (i) the Pooling and Servicing Agreement, as amended;
          (ii) the Series Supplement;
          (iii) a certificate dated the date hereof of the Assistant Secretary of Discover Bank, a copy of which is attached hereto as Exhibit A;
          (iv) a certificate dated the date hereof of an authorized officer of the Master Trust Trustee, a copy of which is attached hereto as Exhibit B;
          (v) a certificate dated the date hereof of the Vice President, Chief Financial Officer and Treasurer of Discover Bank, a copy of which is attached hereto as Exhibit C;
          (vi) that certain financing statement dated October 25, 1993 on Form UCC-1 naming Discover Bank as “debtor” and the Master Trust Trustee as “secured party”, as amended, as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on October 25, 1993 at initial financing statement file no. 9314308, and the continuation statements filed in the office of the Secretary of State in connection therewith on July 30, 1998 and August 19, 2003 (collectively, the “UCC Financing Statement”);
          (vii) a certificate of the Secretary of State, dated as of the date indicated on Schedule I, listing presently effective UCC financing statements on file in such office which name Discover Bank as debtor; and
          (viii) certain letters, dated as of the dates indicated on Schedule I, as to filings and notices of federal and state tax liens, attachment liens and judgment liens with respect to Discover Bank (the certificate referred to in clause (vii) and the letters referred to in this clause are collectively referred to as the “Lien Searches”).
          We have assumed that the copies of the Relevant Documents submitted to us as copies conform to the originals of the Relevant Documents.
          We have also examined the opinion letter of Latham & Watkins LLP to you of even date herewith concerning creditors’ rights issues relating to Discover Bank.

Young Conaway Stargatt & Taylor, llp
To The Addressees Listed On
Schedule A Attached Hereto
[date]

          We have investigated such questions of law for the purpose of rendering this opinion as we have deemed necessary. We are opining herein as to the effect on the subject transactions of only the current internal laws of the State of Delaware and have assumed that there will be no changes in such laws. We express no opinion with respect to the applicability thereto or the effect thereon of Federal Law or the laws of any other jurisdictions or as to any matters of municipal law or the laws of any other local agencies within any state. Our opinions set forth below are based upon our consideration of only the UCC and those other statutes, rules and regulations which, in our experience, are normally applicable to transactions of this type.
I.        ASSUMPTIONS OF FACT
          In rendering the opinions set forth in this opinion letter, we have made no independent investigation of the facts referred to herein and have relied for the purpose of rendering this opinion letter exclusively on the Lien Searches (the dates of which are set forth in Schedule I to this opinion letter), facts set forth in each of the Relevant Documents, including the representations and warranties contained therein, and on the facts and assumptions set forth below and which we assume have been and will continue to be true.
          The Pooling and Servicing Agreement, the Series Supplement and the receipt of the consideration for Discover Bank’s obligations thereunder were approved by Discover Bank and such approval is reflected in the minutes of its Board of Directors. Each of such agreements has been and will be, continuously from the time of execution thereof, an official record of Discover Bank.
          Discover Bank is not required to register as an “investment company” nor is Discover Bank controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Discover Bank is not organized under the laws of any other jurisdiction other than Delaware.
          The Master Trust Trustee had the corporate power and authority to make, execute and deliver the Pooling and Servicing Agreement and to perform the terms and provisions thereof. The Pooling and Servicing Agreement was duly authorized, executed and delivered by the Master Trust Trustee and is enforceable against the Master Trust Trustee in accordance with its terms.
          At the time of the filing of the UCC Financing Statement with the office of the Secretary of State, neither the Master Trust Trustee nor the Certificate-holders had any knowledge of any rights, liens or interests affecting any Receivables or the proceeds thereof other than as contemplated by the Pooling and Servicing Agreement.
          At the present time neither the Receivables nor the proceeds thereof are subject to any statutory or non-consensual Lien (including without limitation any attachment or execution lien) or Lien of any kind that may be perfected other than by the filing in an office described in Schedule I of a financing statement or notice of lien naming Discover Bank as debtor.

Young Conaway Stargatt & Taylor, llp
To The Addressees Listed On
Schedule A Attached Hereto
[date]

          The Receivables are created under and are evidenced solely by Credit Agreements and not by any instrument (as defined in the UCC). None of the Receivables is or will be due from the United States or any State of the United States or any agency or department of the United States or any State.
          There has been delivered to the Master Trust Trustee a list of Accounts with respect to the Receivables in accordance with Section 2.01(b) of the Pooling and Servicing Agreement.
          Immediately prior to the transfer of any Receivables by Discover Bank to the Master Trust pursuant to the Pooling and Servicing Agreement, all right, title and interest in and to such Receivables was or will be vested in Discover Bank.
          The grant of the security interest in the Receivables in favor of the Master Trust, as provided in the Pooling and Servicing Agreement, does not result, pursuant to any agreement, judgment or order to which Discover Bank is a party, or by which its property is bound, in the creation of any Lien on the Receivables in favor of any entity other than the Master Trust that is perfected other than by the filing in an office described in Schedule I of a financing statement or notice of lien naming Discover Bank as debtor. We note that pursuant to Section 2.07 of the Pooling and Servicing Agreement, Discover Bank is obligated to repurchase any Receivables subject to Liens from the Master Trust.
          In connection with the conveyance of the Receivables to the Master Trust, Discover Bank has indicated and will continue to indicate in its computer files that the Receivables have been transferred to the Master Trust by each Account being identified on the computer records of Discover Bank with a “41” or “42” in the field captioned “SECURED_POOL_NBR.”
          All statements contained in certificates delivered to us by Discover Bank or the Master Trust Trustee and attached as exhibits to this opinion are accurate and correct including, without limitation, (i) the certificate of Discover Bank to the effect that (A) at the present time it owns the Receivables free and clear of all Liens (other than statutory or non-consensual Liens) except the interests created by the Pooling and Servicing Agreement; (B) to the best knowledge of the person signing such certificate, neither the Receivables nor the proceeds thereof are subject to any statutory or non-consensual Liens (including without limitation any attachment or execution lien) or Lien of any kind that does not require the filing of a financing statement; (C) it has not changed its name, whether by amendment of its charter, by reorganization or otherwise within the past four months; and (D) Discover Bank has not executed or authorized as “debtor” any financing statement with respect to Receivables except for the UCC Financing Statement; and (ii) the certificate of the Master Trust Trustee to the effect that the person signing such certificate does not have knowledge of any Lien affecting the Receivables or the proceeds thereof except the interests created by the Pooling and Servicing Agreement. We have further assumed that where a certification is made to the best knowledge of a person signing a certificate described herein, such person has knowledge of all of the relevant facts.

Young Conaway Stargatt & Taylor, llp
To The Addressees Listed On
Schedule A Attached Hereto
[date]

          All filings and notices with respect to Liens on the property of Discover Bank in the nature of the Receivables (including the UCC Financing Statement) have been properly filed and indexed; and the Lien Search accurately and completely reflects all such filings and notices as of the index date thereof and no filings or notices have been subsequently filed and indexed except as provided in the Pooling and Servicing Agreement.
II.       OPINION
          Based upon the foregoing, and in reliance thereon and subject to the assumptions, qualifications, exceptions and limitations set forth in this opinion letter, we are of the opinion that:
          1. To the extent the substantive law of the State of Delaware is applicable, the Receivables constitute “accounts”, as defined in Section 9-102(a)(2) of the UCC.
          2. If the transfer of the Receivables to the Master Trust pursuant to the Pooling and Servicing Agreement constitutes an absolute transfer of the Receivables to the Master Trust, such absolute transfer, to the extent the substantive law of the State of Delaware is applicable, transfers all of the right, title and interest of Discover Bank in and to such Receivables and the proceeds thereof to the Master Trust.
          The ownership interest of the Master Trust in such Receivables is subject to the same limitations applicable to the perfection and priority of the security interest created by the Pooling and Servicing Agreement in Receivables in favor of the Master Trust. See UCC § 9-109(a)(3). Accordingly, the ownership interest of the Master Trust in Receivables is a perfected ownership interest and a first priority ownership interest to the same extent that the security interest created by the Pooling and Servicing Agreement is a perfected security interest and a first priority security interest. We refer you to paragraphs 5, 6 and 7 of this opinion letter wherein we express the respective opinions that such security interest is a perfected security interest and is a first priority security interest, subject, in each case, to no Liens and to the limitations and qualifications contained in such paragraphs and the limitation contained in the following paragraph.
          We call to your attention that Section 9-406(a) of the UCC provides in effect that the Obligor in respect of a Receivable is authorized to make payments to Discover Bank until such Obligor receives notification that such Receivable has been assigned to the Master Trust and the payment thereof is to be made to the Master Trust. Accordingly, unless and until such Obligor is so notified and directed, all payments made to Discover Bank (or to a second assignee if Discover Bank should make a second assignment of such Receivable and notify such Obligor of such assignment and direct such Obligor to make payments to such second assignee) in respect of such Receivable will discharge a corresponding amount of such Receivable, and the amount of such payment may be recovered only from the person receiving but not entitled to receive the same. We note that Section 4.03 of the Pooling and Servicing Agreement provides that if at any time Discover Bank is the Servicer and any of certain other conditions occurs, Discover Bank

Young Conaway Stargatt & Taylor, llp
To The Addressees Listed On
Schedule A Attached Hereto
[date]

shall deposit, with respect to Receivables for which it is the Servicer, an amount equal to the sum of the Required Daily Deposits (as defined in the Series Supplements for each Series then outstanding) in the Collections Account for each Series then outstanding not later than two Business Days following the date of processing such Collections, except, under certain circumstances, in the case of the first such deposit.
          3. To the extent the substantive law of the State of Delaware is applicable, the Pooling and Servicing Agreement creates a valid and enforceable security interest in favor of the Master Trust in Discover Bank’s right, title and interest in and to the Receivables and the proceeds thereof in accordance with its terms.
          4. The proper office for filing Financing Statements with respect to the Receivables and the proceeds thereof is the Office of the Secretary of State of the State of Delaware. The UCC Financing Statement was in proper form for filing in the office of the Secretary of State in order to perfect the security interest in the Receivables and the proceeds thereof (subject to the limitations and qualifications contained in Paragraph 5 of this opinion letter) created by the Pooling and Servicing Agreement. Discover Bank is organized solely under the laws of the State of Delaware and the laws of the State of Delaware require the Secretary of State to maintain a public record showing Discover Bank to have been organized under the laws of the State of Delaware.
          5. The security interest created by the Pooling and Servicing Agreement in the Receivables in favor of the Master Trust is a perfected security interest in the Receivables in existence on the date hereof and the proceeds thereof except that in the case of non-identifiable cash proceeds, continuation of the Master Trust’s security interest therein being limited to the extent set forth in Section 9-315 of the UCC. We call to your attention that in order to maintain the effectiveness of the UCC Financing Statement, and therefore the perfection of the aforementioned security interest:
               (i) Section 13.02 of the Pooling and Servicing Agreement and Article 9 of the UCC require the filing of continuation statements within the period of six months prior to the expiration of five years from the date of the filing of the UCC Financing Statement and within six months prior to the expiration of each succeeding five year period; and
               (ii) Article 9 of the UCC requires the filing of additional and/or amended financing statements if Discover Bank changes the state under which laws it is organized from the State of Delaware or under certain circumstances changes its name, identity or corporate structure.
          6. The security interest in favor of the Master Trust in the Receivables and the proceeds thereof perfected as described in paragraph 5 is a first priority security interest except as such priority may be subject to:

Young Conaway Stargatt & Taylor, llp
To The Addressees Listed On
Schedule A Attached Hereto
[date]

               (i) Liens of any government or any agency or instrumentality thereof that are given priority by operation of law, including without limitation Sections 6323(c)(2) and (d) of the Internal Revenue Code of 1986, as amended, and the Employee Retirement Income Security Act of 1974, as amended;
               (ii) Liens under Section 4-210 of the UCC (relating to the security interest of a collecting bank);
               (iii) Claims of the United States under the Federal priority statute (31 U.S.C. § 3713); and
               (iv) Statutory and non-consensual liens, claims or other interests or rights that may arise by operation of Delaware law and which take priority over previously perfected security interests by virtue of such law, but which would not appear in the records of the public offices we have reviewed as reflected in the Lien Searches.
          7. With respect to Receivables that come into existence after the date hereof, when such Receivables come into existence and Discover Bank acquires rights therein, the security interest created by the Pooling and Servicing Agreement in favor of the Master Trust in such Receivables and the proceeds thereof will be a perfected security interest and a first priority security interest subject, in each case, to the respective limitations and qualifications contained in paragraphs 5 and 6 of this opinion letter.

Young Conaway Stargatt & Taylor, llp
To The Addressees Listed On
Schedule A Attached Hereto
[date]

III.     ASSUMPTIONS, EXCEPTIONS, QUALIFICATIONS, AND LIMITATIONS
          The foregoing opinions are subject to the following assumptions, exceptions, qualifications, and limitations in addition to those set forth above:
          A. The opinions in this letter are limited to the laws of the State of Delaware (other than state securities laws and state tax laws of the State of Delaware, and rules, regulations, orders, and decisions relating thereto), and we have not considered, and express no opinion on the effect of, concerning matters involving, or otherwise with respect to any other laws of any jurisdiction (including, without limitation, federal laws of the United States of America), or rules, regulations, orders, or decisions relating thereto. Unless otherwise stated herein, our opinions herein are based upon our consideration of only the UCC and those other statutes, rules and regulations which, in our experience, are normally applicable to depositors for and issuers in asset-backed securities transactions.
          B. We do not express any opinion herein:
               (i) as to the creation, validity or enforceability of any interest of Discover Bank in the Receivables or the proceeds thereof;
               (ii) as to Discover Bank’s rights in or title to any of the Receivables or the proceeds thereof;
               (iii) as to whether the transfer of the Receivables to the Master Trust constitutes an absolute transfer;

Young Conaway Stargatt & Taylor, llp
To The Addressees Listed On
Schedule A Attached Hereto
[date]

              (iv) as to whether the purported sale of all Receivables now existing or hereafter created is effective to convey to the Master Trust, as of the date of purported sale, Receivables that do not exist as of the date of such purported sale, or as to whether Receivables hereafter created in an Account are deemed to exist as of the date hereof;
              (v) with respect to Receivables relating to Additional Accounts (if such accounts have not been designated to the Master Trust as of the date hereof) or the proceeds thereof;
              (vi) with respect to Receivables relating to Surviving Accounts (if such accounts have not been designated to the Master Trust as of the date hereof) or the proceeds thereof;
              (vii) whether the administrative expenses of the FDIC or any other receiver or conservator of Discover Bank would have priority over the Master Trust’s interest in Receivables or proceeds thereof; and
              (viii) as to whether a court in an equitable proceeding might issue a temporary restraining order or preliminary injunction pending resolution of the Master Trust’s rights in the Receivables, the proceeds thereof or rights to payment.
          This letter speaks only as of the date hereof, and we assume no obligation to advise anyone of any changes in the foregoing subsequent to the delivery of this letter. This opinion letter is not intended to be employed in any transaction other than the one described above. We consent to your relying on this letter on the date hereof in connection with the matters set forth herein. This opinion letter is being delivered to you solely for your benefit in connection with the issuance of the Collateral Certificate and the transactions related thereto on the understanding that neither it nor its contents may be published, communicated or otherwise made available, in whole or in part, to any person or entity without, in each instance, our specific prior written consent, except that (i) Fitch, Inc. may rely on the opinions expressed herein, and (ii) a copy of this opinion letter may be furnished to, but not relied upon by, Moody’s Investors Service, Inc.

Very truly yours,

NMP/sv

SCHEDULE I
Lien Searches

Lien Search	Effective Date

Secretary of State’s Certificate	As of _________
Delaware Secretary of State

County of Kent, Delaware	As of _________
UCC from 10/1/89

County of New Castle, Delaware	As of _________
UCC from 10/1/89

County of Sussex, Delaware	As of _________
UCC from 10/1/89

United States District Court for the District of Delaware	As of _________

SCHEDULE A
[name of lead underwriter], as underwriter and
as a representative of the underwriters named
in Schedule I to the Underwriting Agreement
Latham & Watkins LLP

U.S. Bank National Association

Exhibit A
[certificate of the Assistant Secretary of Discover Bank to be manually attached]

Exhibit B
[certificate of an authorized officer of the Master Trust Trustee to be manually attached]

Exhibit C
[certificate of the Vice President, Chief Financial Officer and Treasurer
of Discover Bank to be manually attached]